Exhibit 99.1

Mr. Stephen A. Roell Chairman and Chief Executive Officer Johnson Controls, Inc. 5757 N. Green Bay Avenue, Milwaukee, Wl 53201-0591 Tel (414) 524 2223 Fax (414) 524 2077
May 20, 2010
Dear Don,
I am responding to your letter, dated May 17, 2010, regarding our offer to acquire the Interiors and Electronics businesses of Visteon for $1.25 billion dollars in cash. Your letter asked for more detail on the assets and liabilities encompassed by our offer.
Our offer encompasses all of the assets and certain of the liabilities associated with the segment data for the Interiors and Electronic businesses as referenced in Visteon’s most recent quarterly report on Form 10-Q dated March 31, 2010 filed with the U.S. Securities and Exchange Commission, including:
•	All assets associated with such businesses, including the applicable technical and administrative centers, tooling, plant and equipment;
•	Visteon’s ownership interest in Yangfeng Visteon, Yangfeng Visteon Automotive Electronics Co, Ltd. and Chongqing Changan Visteon Engine Control Systems (CCVECS); and
•	All related working capital as of the date of the transaction (which we assumed to be normalized levels for purposes of our purchase price), including receivables, payables, inventory, and other current assets.
We understand that some product lines (e.g., lighting, power train components, etc.) are commingled with the predominately Interiors and Electronics plants. We confirm that our offer includes all assets and personnel of the facilities that are predominately related to the Interiors and Electronics businesses. If you would require services from assets that are presently commingled, we could discuss mutually acceptable arrangements.
Our offer excludes the following:
•	Any unfunded employee pension and OPEB liabilities as of the date of the transaction and all liabilities with respect to employees who are not employed by the business as of the closing date;
•	Any cash or long-term debt;
•	Any product design or manufacturing warranty claims or other liabilities related to the conduct of the business or products sold prior to the closing; and
•	The Climate product segment, the Corporate headquarters and other Corporate-level SG&A that is not directly associated with the two Business segments of interest.
Finally, we would ask for a transition services agreement for a mutually acceptable time horizon for the benefit of your employees, suppliers, and customers.

Johnson Controls is familiar with the Interiors and Electronics businesses of Visteon and believes the transaction can be consummated in a very expeditious manner. Assuming your cooperation so that we can start diligence immediately, we would seek to complete due diligence within approximately 30 days. Next steps include a Phase 1 environmental review of the facilities, negotiation and execution of mutually acceptable transaction documents, completion of a high level due diligence focused primarily on the Interiors and Electronics business segments, legal compliance, and agreements with the respective workers’ councils. We do not anticipate any regulatory issues with our transaction that would materially extend the normal bankruptcy timetable for closing.
Don, your letter indicated that we have not demonstrated an ability to move promptly in the past, based on our review of your Electronics business over two years ago. As you recall, when we conducted our due diligence on that business, the delay was caused in large part by the constant change in the financials that Visteon provided as we progressed through the process. We had also understood that the reporting structures of the different segments were commingled and aligned more on a geographic basis rather than on a business segment basis. Characterizing Johnson Controls’ ability to move slowly without that context seems a bit unfair. Over the past two years, I’m confident that your team has improved the financial reporting of the business segments. We also believe that your team has made a number of significant moves that resolved some of the operational and commercial issues that existed at that time. Together, this should greatly expedite the due diligence and compress the required time frame.
When I contacted you January of this year to re-initiate discussions and to express our interest in acquiring both the Electronics and Interiors businesses, you indicated that you would contact me in two months as things progressed. When we did not hear from you, I wrote to you on May 7 because I felt it was important to express our continuing interest and provide you with our valuation for the two Business segments. You waited 10 days to respond to my letter, and your response simply asked for more detailed information about our proposal. While we are providing this information in this letter, we feel the process could be expedited and enhanced if we can immediately commence discussions.
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We understand the urgency of the situation and are prepared to begin with due diligence as soon as you are available, and to act in an expeditious manner on all fronts to execute this transaction between the two Companies. To that end, we have retained Wachtell, Lipton, Rosen & Katz and JPMorgan Securities to assist us in this transaction.
We met with our Board on Tuesday of this week to update them again on our plans and have received its support to pursue this transaction. As a Fortune 100 Company and with the strength of our balance sheet, we have the scale and resources to ensure that this transaction can be completed in an efficient manner. And just as importantly, we believe that Johnson Controls provides an attractive future for the Visteon employees. We further note that, to the extent that we are able to find additional value through the due diligence process, we may be able to increase our price for the two businesses.
Given that you are undergoing a public bankruptcy process, and the importance of this transaction to Johnson Controls, our intent is to publicly issue a press release tomorrow morning.
Please contact me at your earliest convenience.
Sincerely,
Stephen A. Roell
Chairman and Chief Executive Officer